Exhibit 99.1

Motus GI Holdings, Inc. Announces Exercise of Warrants for $2.7 Million Gross Proceeds

FORT LAUDERDALE, Fla., Feb. 22, 2024 (GLOBE NEWSWIRE) — Motus GI Holdings, Inc. (Nasdaq: MOTS, or “Motus” or “the Company”), a medical technology company focused on improving endoscopic outcomes and experiences, today announced that it has entered into a definitive agreement for the immediate exercise of an outstanding Series B common stock purchase warrant held by an institutional investor to purchase an aggregate of 2,933,334 shares of the Company’s common stock for gross proceeds to the Company of approximately $2.7 million.

As part of this transaction, the investor agreed to exercise the existing Series B common stock purchase warrant (which was originally issued in December 2023 and had an exercise price of $1.50 per share) at a revised exercise price of $0.925 per share. The shares of common stock issuable upon exercise of the warrant were registered pursuant to an effective registration statement on Form S-1 (No. 333-275121).

In consideration for the immediate exercise of the existing warrant for cash, the Company has agreed to issue to the investor two new unregistered warrants, each to purchase 2,200,000 and 2,200,001 shares of common stock (or an aggregate of 4,400,001 shares) at an exercise price of $0.74 per share, respectively. The new warrants will be exercisable immediately upon issuance. Such warrants are identical, except that the first 2,200,000 warrants have a term of five years from the date of issuance and the second 2,200,001 warrants have a term of eighteen months from the date of issuance.

A.G.P./Alliance Global Partners is acting as the exclusive financial advisor in connection with the offering.

The transaction is expected to close no later than February 26, 2024, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from the exercise for working capital and general corporate purposes.

The new warrants described above are being issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

In connection with the offering, the Company also agreed to amend, effective upon the closing of this offering, the terms of 2,933,334 Series A common stock purchase warrants issued in December 2023 held by the same institutional investor to reduce the existing exercise price thereof to $0.74 per share and 296,133 warrants issued in May 2023 held by the institutional investor to reduce the existing exercise price thereof to $0.74. Both warrants will have an extended expiration date to February 2029. All of the other terms of the such warrants will remain unchanged.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Motus GI Holdings, Inc.

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, statements relating to the satisfaction of customary closing conditions related to the offering and uncertainties related to the offering and the use of proceeds from the offering, risks related to market and other conditions, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com